Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2011, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$18,415
Interest-bearing balances		68,507
Securities:
Held-to-maturity securities		0
Available-for-sale securities		172,686
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		859
Securities purchased under agreements to resell		17,996
Loans and lease financing receivables:
Loans and leases held for sale		28,871
Loans and leases, net of unearned income	700,233
LESS: Allowance for loan and lease losses	16,825
Loans and leases, net of unearned income and allowance		683,408
Trading Assets		38,062
Premises and fixed assets (including capitalized leases)		8,098
Other real estate owned		4,769
Investments in unconsolidated subsidiaries and associated companies		518
Direct and indirect investments in real estate ventures		108
Intangible assets
Goodwill		21,171
Other intangible assets		23,005
Other assets		55,781

Total assets		$1,142,254

LIABILITIES
Deposits:
In domestic offices		$797,541
Noninterest-bearing	202,607
Interest-bearing	594,934
In foreign offices, Edge and Agreement subsidiaries, and IBFs		87,450
Noninterest-bearing	1,897
Interest-bearing	85,553
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		5,657
Securities sold under agreements to repurchase		12,477

Dollar Amounts In Millions
Trading liabilities	23,501
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	35,308
Subordinated notes and debentures	18,407
Other liabilities	37,319

Total liabilities	$1,017,660

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	99,254
Retained earnings	18,795
Accumulated other comprehensive income	4,823
Other equity capital components	0

Total bank equity capital	123,391
Noncontrolling (minority) interests in consolidated subsidiaries	1,203

Total equity capital	124,594

Total liabilities, and equity capital	$1,142,254

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate

Federal regulatory authority and is true and correct.

John Stumpf	Directors

Carrie Tolstedt

Avid Modjtabai